Exhibit No. 10.2
Amendment to Maroney Employment Agreement

AMENDMENT NUMBER 1
TO THE
GYRODYNE COMPANY OF AMERICA, INC.
 AMENDED AND RESTATED EMPLOYMENT AGREEMENT
DATED JANUARY 23, 2003 FOR STEPHEN V. MARONEY

WHEREAS, Stephen V. Maroney (the "Executive") executed an amended and restated Employment Agreement (the "Agreement" or the "Employment Agreement") with Gyrodyne Company of America, Inc. (the "Company") effective as of January 23, 2003; and

WHEREAS, Section 409A of the Internal Revenue Code (the "Code") was enacted as part of the American Jobs Creation Act of 2004 ("AJCA"); and

WHEREAS, Section 409A made several changes to nonqualified deferred compensation arrangements, including employment agreements with severance provisions, requiring amendments to be made to avoid adverse tax consequences to the Executive; and

WHEREAS, the Company is willing to make several changes to the Employment Agreement, as addressed in this Amendment Number 1, to help the Executive avoid immediate taxation, a 20% excise tax, and underpayment of interest penalties in the event that any payments or provisions of the Employment Agreement do not comply with Section 409A of the Code; and

WHEREAS, the parties acknowledge that the intent of this Amendment is not to change the provisions of the Employment Agreement, except to the extent necessary to avoid adverse tax consequences and/or to delay certain payments, due to the potential status of the Executive as a "Specified Employee" under Section 409A

NOW, THEREFORE, in consideration of the mutual provisions contained herein, the parties agree to amend the Employment Agreement as follows:

1.	Specified Employee. The parties acknowledge that the Executive is currently a "Specified Employee" as defined under Section 5(b) below.

2.
Good Reason Termination. Section 3.l(E) provides that the Executive may terminate the Executive's employment for "Good Reason" at any time upon 10 days written notice to the Company. Good Reason is defined to include a material change in the Executive's duties, the relocation of the Company's office outside of a 25 mile radius of its current offices, and the Company's breach of any material terms of this Agreement, including the Company's obligation to provide indemnification and advancement of expenses.

In order to comply with the safe harbor "Good Reason" provisions contained in Final Treasury Regulation Section 1.409A-l,

the Executive's Separation from Service shall be "treated" as an involuntary termination if the following "safe harbor" events occur to ensure that a Good Reason termination exists:

a.	The Executive must provide notice of the existence of the Good Reason condition within a period not to exceed30 days of its initial existence (in lieu of the prior 10 day period).

b.	The Company shall be provided a period of30 days during which it may remedy the condition entitling the Executive to terminate employment for Good Reason.

c.	The Executive must Separate from Service within a limited period of time, not to exceed60 days following the reason for the Good Reason termination.

d.	The amount, timeand form of payment upon a voluntary separation from service for Good Reason shall be identical to the amount, time and form of payment upon an involuntary separation from service.

3.	Change in Control.

a.
Defined. Section 3.1(F) provides that in the event of a Change in Control, the Executive may terminate the Executive's employment upon 30 days prior written notice of termination delivered not later than 3 months following a Change in Control. The Change in Control window period is revised to 90 days within any Change in Control to comply with Section 409A.

A Change in Control shall continue to be defined as provided in Section 3.1(F). A Change in Control shall also include the first to occur of any event described as either a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined under Section 409A of the Code.

b.
Notice Provisions. Similar to a termination for Good Reason, the Executive must satisfy the provisions of Sections 2 and 3 of this Amendment in the event the Executive wishes to terminate the Executive's employment following a Change in Control.

4.
Severance Benefits. Section 3.2 provides that if the Executive's employment is terminated without cause (except in the event of death or Disability) or if the Executive's employment is terminated by the Executive for Good Reason or following a Change in Control, certain severance benefits are provided. Based upon Section 409A, the new severance benefits shall be as follows:

a.	The original Employment Agreement provides the Company would pay the Executive, on or before the date of termination, a lump sum payment equal to the sum of:

i.	The Executive's base salary and accrued vacation pay through the Termination Date (i.e., a "Separation from Service"); and

ii.	3 times the Executive's base salary.

In order to comply with Section 409A, severance benefits shall be paid in a single lump sum cash payment, to the extent the benefits do not exceed .the lesser of the Executive's salary for the past2 years or two times the Section 401(a)(17) limitations, which amounts can be paid within the 6 month period during which benefits may generally not be paid to Specified Employees. To the extent benefits exceed such limitation (which is a maximum of $460,000 in 2008 and $490,000 in 2009), the balance of any lump sum payments shall be paid after the expiration of the 6 month period following a Separation from Service, in a single lump sum payment on the 15th day of the 7th month following a Separation from Service, with interest equal to prime plus 2% for the delay in making payments on the date of termination.

b.
The Company previously agreed to continue to provide the Executive and his eligible spouse and dependents, for a period of 3 years, with the medical, hospitalization, dental and life insurance coverage in effect on the date of a termination. To the extent the Executive could not be provided such benefits, the Company is required to provide the economicequivalent of the benefits the Executive or the Executive's family would otherwise have been entitled to receive under such programs. However, such benefits were to be terminated on the date or dates the Executive becomes "eligible" to receive equivalent coverage or benefits under the plans and programs with a subsequent employer at an equivalent cost to the Executive (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis). Section 409A permits certain welfare benefits to be paid following a Separation from Service, as long as such benefits are generally paid by the end of the second calendar year following a termination of employment Based upon Section 409A, the Company agrees to provide medical, hospitalization and dental coverage as permitted under COBRA or New York State continuation coverage until the expiration of the period in which such benefits may be continued. Thereafter, all benefits shall be continued as required under the Employment Agreement, with any payments being made as of the first day of each month which shall be deemed to be the applicable "fixed payment date" to avoid any deferral of compensation.

c.	The Company was required to reimburse the Executive for business expenses incurred but not paid prior to a termination of employment, which shall remain unchanged.

d.
Until the3rd anniversary of the Termination Date, the Company was required to continue to provide the Executive with an automobile or travel allowance as an in effect prior to a termination of employment. This is neither a de minimus benefit nor a benefit anticipated to be extended following a Separation from Service under Section 409A. Accordingly, in lieu of the original promise, the Company agrees to provide the Executive with an amount equal to the monthly average cost for maintaining a car, which shall be a fixed amount determined at the time of termination, which shall be paid as of the first day of the month following a Separation from Service for a period of 3 years, as fixed payment dates, subject to any delay in payments for Specified Employees, which delayed payment shall be made as permitted under Section 4(a) above.

e.
The Employment Agreement required the Company to provide or pay for the cost of office space and the salary for an administrative assistant, consistent with the office and administrative assistant provided prior to the termination for a period of 1 year. The payment for such benefits shall be made in a single lump sum cash payment within 30 days after a Separation from Service to avoid any deferral of compensation under Section 409A of the Code, subject to any delay in payments for Specified Employees, which delayed payment shall be made as permitted under Section 4(a) above.

f.
Notwithstanding any provisions to the contrary, any benefits payable upon a voluntary or involuntary termination of employment shall be payable at the same time, 'in the same manner, regardless of the reason, for termination, including Good Reason termination.

Notwithstanding any provisions to the contrary, the Executive shall be entitled to any other rights, compensation of benefits as may be due the Executive in accordance with the terms and provisions of any other agreements, plans or programs of the Company, other than any severance benefit programs, to the extent originally required under the Employment Agreement.

5.	Definitions. Due to the changes enacted under Section 409A of the Code, the following new definitions are added to the Employment Agreement:

a.
"Separation from Service" or Termination of Employment means the Executive is no longer employed by Gyrodyne or any Related Entities within or outside of the United States on account of a termination of employment, retirement, Disability or death. Consistent with Treasury Regulation Section 1.409A-l, or any subsequent guidance under Section 409A of the Code, no Separation from Service shall occur if the Executive continues to perform services as a consultant or an employee in accordance with the following rules:

i.
Leave of Absence. For purposes of Section 409A, the employment relationship is treated as continuing in effect while the Executive is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as the Executive's right to reemployment with the Employer provided either by statute or contract. Otherwise, after a 6 month leave of absence, the employment relationship if deemed terminated.

ii.
Part-Time Status. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. However, in the event that services provided by the Executive are insignificant, a Separation from Service shall be deemed to have occurred. For purposes of Section 409A, if the Executive is providing services to Gyrodyne or any Related Entities at a rate that is at least equal to 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period), and the annual compensation for such services is at least 20% of the average annual compensation earned during the final 3 full calendar years of employment (or such lesser period), no termination shall be deemed to have occurred since such services are not insignificant.

iii.
Consulting Services. Where the Executive continues to provide services to Gyrodyne or any Related Entities in a capacity other than as an employee, a Separation from Service shall not be deemed to have occurred if the Executive is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding 3 full calendar years of employment. (or such lesser period) and the annual remuneration for such services is 50% or more of the annual remuneration earned during the final 3 full calendar years of employment (or such lesser period).

b.
"Specified Employee” means a Key Employee, as defined under Section 416 of the Code, who is employed by Gyrodyne or any Related Entities which has its stock publicly traded on an established securities market. The stock of Gyrodyne Company of America, Inc., is traded on the NASDAQ Exchange. For purposes of the Agreement, the "Specified Employee Identification Date" shall be each December 31, and the "Specified Employee Effective Date" shall also be December 31. Specified Employees shall be determined by the Compensation Committee on an annual basis for purposes of all nonqualified deferred compensation plans and any other programs in accordance with the provisions of Section 409A of the Code.

6.
Indemnification. Section 8 of the Employment Agreement provides that the Company shall provide certain indemnification to the Executive in the event of a threat, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"). Section 409A specifically permits the indemnification of executives, either directly or through the provision of insurance, without triggering any adverse tax consequences. Accordingly, this provision shall continue, to the extent not otherwise determined to result in adverse tax consequences on the Section 409A.

7.
Advancement of Expenses. Section 8(E) provides that the Company shall pay certain expenses to the Executive, in advance, if requested by the Executive in connection with any proceedings. The Executive shall be entitled to advancement for expenses, subject to any delay in payments for Specified Employees, which delayed payment shall be made as permitted under Section 4(a) above.

8.
Counsel Fees. Section 8(G) provides that the Company shall pay any fees or expenses incurred by the Executive for any attorney, incurred in connection with any proceedings. Similar to the indemnification provisions above, the Company agrees to reimburse, consistent with provisions of the Employment Agreement, subject to any delay in payments for Specified Employees, which delayed payment shall be made as permitted under Section 4(a) above.

9.
Legal Fees and Expenses. In addition to the legal fees and expenses incurred in connection with any proceedings, in the event of any disputes between the Company and the Executive, the Company agrees to reimburse the Executive for all legal fees and expenses reasonably incurred by the Executive, but only if the Executive is successful with respect to substantially all of the Executive's claims. The Company shall reimburse the Executive for such expenses, subject to any delay in payments for Specified Employees, which delayed payment shall be made as permitted under Section 4(a) above.

10.
Section 409A Compliance. It is intended that the Employment Agreement shall comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If any additional amendments are necessary for the Agreement to comply with Section 409A, the parties hereto shall negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 10 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

With regard to any provision herein the provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause: (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 1 05(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive's taxable year following the taxable year in which the expense was incurred.

11.
Specified Payment Date. To the extent that any payments are required hereinunder, such payments shall be deemed to be properly made as long as they are made within a period of 30 days following the date specified in this Agreement for payment.

12.	Effective Date. This Amendment Number 1 shall be effective as of the last date it is executed by either party, as indicated below.

IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment Number 1 to be executed as reflected below.

GYRODYNE COMPANY OF AMERICA, INC.

Date: 12-31-08	BY: /s/ Ronald Macklin
Ronald Macklin
Chairman, Compensation Committee

Date: 12-31-08	/s/ Stephen V. Maroney
Stephen V. Maroney